Exhibit 8.1

April 22, 2014

Ares Management, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Ares Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission of the Registration Statement (Registration No. 333-194919) on Form S-1 dated April 22, 2014, as amended through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 20,925,901 common units representing limited partner interests.

We have examined the Registration Statement and the Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. filed as Appendix A to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us.

Based upon the foregoing, we hereby confirm that the discussion in the Registration Statement under the caption “Material U.S. Federal Tax Considerations” sets forth our opinion with respect to the matters discussed therein, subject to the qualifications, assumptions and limitations set forth therein. We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the headings “Material U.S. Federal Tax Considerations” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,